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TABLE OF CONTENTS Prospectus Supplement

Filed Pursuant to Rule 424(b)(5)
Registration Number 333-234151

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated October 27, 2020

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 10, 2019)

20,000,000 shares

EQT CORPORATION

Common Stock

        We are offering to sell 20,000,000 shares of our common stock through this prospectus supplement and the accompanying prospectus.

        Our common stock is listed on the New York Stock Exchange (the NYSE) under the symbol "EQT." The last sale price of our common stock as reported on the NYSE on October 26, 2020 was $15.63 per share.

	Per Share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to us	$	$

        The underwriters may also purchase up to an additional 3,000,000 shares from us at the public offering price, less the underwriting discount, within 30 days following the date of this prospectus supplement.

        Investing in our common stock involves risks, including those described in the "Risk Factors" section beginning on page S-12 of this prospectus supplement and the section captioned Part I, Item 1, "Risk Factors," beginning on page 20 of our Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the sections captioned Part II, Item 1A, "Risk Factors" in our subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares against payment on or about                        , 2020.

Joint Book-Running Managers

Citigroup	Credit Suisse
BofA Securities	Barclays

The date of this prospectus supplement is October             , 2020.

Prospectus Supplement

Prospectus

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INFORMATION IN THIS PROSPECTUS SUPPLEMENT
AND THE ACCOMPANYING PROSPECTUS

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the SEC) using a shelf registration process. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under the "Where You Can Find More Information" section of this prospectus supplement before investing in shares of our common stock.

        You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and Section 27A of the Securities Act of 1933, as amended (the Securities Act). Statements that do not relate strictly to historical or current facts are forward-looking and are usually identified by the use of words such as "anticipate," "estimate," "could," "would," "should," "will," "may," "forecast," "approximate," "expect," "project," "intend," "plan," "believe" and other similar words.

        Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference include the matters discussed in the "Summary—Recent Developments" section in this prospectus supplement and the sections captioned "Outlook" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 and the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation (EQT or we) and its subsidiaries (collectively and together with EQT, the Company), including guidance regarding the Company's strategy to develop its reserves; drilling plans and programs (including the number, type, depth, spacing, lateral lengths and location of wells to be drilled and the availability of capital to complete these plans and programs); projections of wells to be drilled per combo-development project; estimated reserves; total resource potential and drilling inventory duration; projected production and sales volumes and growth rates (including liquids production and sales volumes and growth rates); changes in basis; potential impacts to the Company's business and operations resulting from the

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COVID-19 pandemic; the effects of the COVID-19 pandemic and actions taken by the Organization of the Petroleum Exporting Countries (OPEC) and other allied countries (collectively known as OPEC+) as it pertains to the global supply and demand of, and prices for, natural gas, natural gas liquids (NGLs) and oil; the impact of commodity prices on the Company's business; potential future impairments of the Company's assets; the Company's ability to reduce its drilling and completions costs, other costs and expenses, and capital expenditures, and the timing of achieving any such reductions; infrastructure programs; the cost, capacity and timing of obtaining regulatory approvals; the Company's ability to successfully implement its operational, organizational, technological and ESG initiatives, and achieve the anticipated results of such initiatives; the projected reduction of the Company's gathering and compression rates resulting from the Company's consolidated gas gathering and compression agreement with Equitrans Midstream Corporation (Equitrans Midstream), and the anticipated cost savings and other strategic benefits associated with the execution of such agreement; monetization transactions, including asset sales, joint ventures or other transactions involving the Company's assets, the timing of such monetization transactions, if at all, the projected proceeds from such monetization transactions and the Company's planned use of such proceeds; potential or pending acquisition transactions, including the Chevron Acquisition (as defined and described below in the "Summary—Recent Developments—Pending Chevron Acquisition" section in this prospectus supplement); the Company's ability to consummate the Chevron Acquisition, the anticipated timing of such consummation, and any anticipated financing transactions in connection therewith; the projected capital efficiency savings and other operating efficiencies and synergies resulting from the Company's monetization transactions and acquisition transactions; integration and benefits of property acquisitions, including the Chevron Acquisition, or the effects of such acquisitions on the Company's cash position and levels of indebtedness; the timing and structure of any dispositions of the Company's remaining retained shares of Equitrans Midstream's common stock, and the planned use of the proceeds from any such dispositions; the amount and timing of any repayments, redemptions or repurchases of our common stock, outstanding debt securities or other debt instruments; the Company's ability to reduce its debt and the timing of such reductions, if any; projected dividends, if any; projected cash flows and free cash flow; projected capital expenditures; liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile; the Company's hedging strategy; the effects of litigation, government regulation and tax position; and the expected impact of changes to tax laws.

        The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond its control. The risks and uncertainties that may affect the operations, performance and results of the Company's business and forward-looking statements include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; access to and cost of capital; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company's ability to appropriately allocate capital and resources among its strategic opportunities; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, NGLs and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute the Company's exploration and development plans; the ability to obtain environmental and other permits and the timing thereof; government regulation or action; environmental and weather risks, including the

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possible impacts of climate change; and disruptions to the Company's business due to acquisitions and other significant transactions. These and other risks are described herein under the "Risk Factors" section of this prospectus supplement and under Part I, Item 1A, "Risk Factors," and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019, as updated by Part II, Item 1A, "Risk Factors" in our subsequently filed Quarterly Reports on Form 10-Q. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

        Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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SUMMARY

        This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in shares of our common stock. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in shares of our common stock discussed in the "Risk Factors" section below and in the documents incorporated by reference herein.

        Throughout this prospectus supplement, references to "EQT Corporation," "EQT," "we," "us" or "our" refer to EQT Corporation, a Pennsylvania corporation, and not its consolidated subsidiaries, unless the context otherwise requires, and references to the "Company" refer collectively to EQT Corporation and its consolidated subsidiaries. References to "Appalachian Basin" refer to the area of the United States composed of those portions of West Virginia, Pennsylvania, Ohio, Maryland, Kentucky and Virginia that lie in the Appalachian Mountains. References to "MMcfe" refer to million cubic feet of natural gas equivalents (with one barrel of NGLs and crude oil being equivalent to 6,000 cubic feet of natural gas), "Bcf" refer to billion cubic feet and "Tcfe" refer to trillion cubic feet of natural gas equivalents (with one barrel of NGLs and crude oil being equivalent to 6,000 cubic feet of natural gas).

 Our Company

        We are a natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. As the largest producer of natural gas in the United States, based on average daily sales volumes, we are committed to being the premier producer of this environmentally friendly, reliable, low-cost energy source, while maximizing the long-term value of our assets through operational efficiency and a culture of sustainability.

        We are differentiated from our Appalachian Basin peers in the scale and contiguity of our acreage position, with 17.5 Tcfe of proved natural gas, NGLs and crude oil reserves across approximately 1.3 million gross acres, including approximately 1.1 million gross acres in the Marcellus play, as of December 31, 2019. We believe our unique asset base supports a multi-year inventory of core combo-development projects, which consist of developing multiple wells and pads simultaneously. Following a change in leadership in July of 2019, we implemented an operational strategy designed to leverage this differentiation to become the lowest cost operator in the Appalachian Basin, primarily by focusing on combo-development to maximize operational efficiencies. We believe combo-development projects are key to delivering sustainably low well costs, higher returns on invested capital and improved environmental efficiencies. Furthermore, combo-development projects maximize reservoir recoveries, mitigate future curtailments and maximize the capital efficiency of our midstream service providers.

        Our operations consist of one reportable segment. We have a single, company-wide management team that administers all properties as a whole rather than by discrete operating segments. We measure financial performance as a single enterprise and not on an area-by-area basis. Substantially all of our assets and operations are located in the Appalachian Basin.

Recent Developments

Operational Strategy Enabled by Successful 100-Day Plan

        Following a successful proxy campaign by Toby Z. Rice and other proxy participants named in the proxy statement filed on May 20, 2019 (the Rice Team), EQT's Board of Directors was substantially reconstituted at its annual meeting of shareholders on July 10, 2019 and, following that meeting, Toby Z. Rice was appointed as EQT's President and Chief Executive Officer. Also following that meeting, we adopted the detailed transformation plan (the 100-Day Plan) proposed by the Rice Team in its proxy campaign. The 100-Day Plan was designed to effect operational, organizational, cultural and other changes to our business to facilitate the type of long-term planning required to pursue an operational strategy that prioritizes combo-development, which is expected to lower operating costs and increase free cash flow generation.

        In connection with our third quarter 2019 earnings release, we announced that the 100-Day Plan was a success. Central to this success was the installation of proven leadership, the establishment of a stable operations schedule focused on combo-development and the successful implementation of our proprietary digital work environment. In addition, as part of the 100-Day Plan, the workforce was migrated into a simplified organizational structure to enhance accountability, and the organization was streamlined to reduce overhead costs by approximately $65 million per year. By taking these foundational steps, we ensured that we are able to execute project planning with the requisite level of accuracy and speed, and we laid the groundwork to transition to a combo-development focus to transform the Company into a modern and efficient natural gas producer that we believe will be one of the lowest cost natural gas operators in the United States.

        Since the commencement and completion of the 100-Day Plan, we have realized meaningful, consistent operational improvements. During the first quarter of 2020, our focus on cost performance, schedule design, well design and operational cadence accelerated the path towards delivering on our Pennsylvania Marcellus well cost target of $730 per foot, and well costs in the Pennsylvania Marcellus operations averaged $745 per foot, a 7% improvement over prior quarter well costs of $800 per foot.

        During the second quarter of 2020, we continued to realize a step-change in operational performance, and our efficient drilling and completion operations resulted in using fewer resources to deliver planned activity levels. We developed our Pennsylvania Marcellus wells at an average of $680 per foot, $50 per foot below our well cost target of $730 per foot. Also, during the second quarter of 2020, production uptime on producing wells was over 98%, and horizontal drilling speeds improved by 63% year-over-year and 12% quarter-over-quarter, and the utilization of next generation frac technology drove a 20% improvement in pumping time and stages per day since July 2019.

        We carried this momentum into the third quarter of 2020, during which we developed our Pennsylvania Marcellus wells at an average of $660 per foot, $20 per foot lower than the second quarter of 2020 and approximately 10% below our well cost target of $730 per foot. When compared to the third quarter of 2019, we realized a $190 per foot, or 22%, improvement in capital efficiency in the development of our Pennsylvania Marcellus assets. Since the beginning of 2020, we have improved our Pennsylvania Marcellus capital efficiency by 18%, or $140 per foot, with over 80% of the improvement driven by sustainable operational efficiencies. From a production standpoint, during the third quarter of 2020, we continued to exceed our aggressive 98% production uptime target, maximizing production delivery. Our horizontal drilling speeds improved by 19% quarter-over-quarter, stemming from the continued application of best practices, executed by the same crews, driven by a steady operations schedule. Our frac crews continued to improve pumping hours and stages per month, realizing improvements of 15% quarter-over-quarter, due to the continued utilization of next generation frac technology and a centralized operating system, maximizing productive time.

Update on Deleveraging Plan

        In October 2019, we announced a plan to reduce debt through asset monetizations and increased free cash flow (the Deleveraging Plan). The Deleveraging Plan contemplated generating targeted proceeds from monetizations of select, non-core exploration and production assets, core mineral assets and/or our retained equity interest in Equitrans Midstream. In April 2020, given market conditions, we determined to more selectively pursue non-core asset sales and opportunistically monetize our remaining equity interest in Equitrans Midstream in a strategic manner. We believe that we will have sufficient liquidity to repay or refinance our remaining debt maturing in 2021 by the end of 2020. Until our leverage target is achieved, we expect to use nearly all of our free cash flow and divestiture proceeds to reduce our debt.

        In April 2020, we issued $500 million aggregate principal amount of 1.75% convertible senior notes due 2026 (the convertible notes). Upon conversion of the convertible notes, we intend to use a combined settlement approach to satisfy our obligation by paying or delivering to holders of the convertible notes cash equal to the principal amount of the obligation and shares of our common stock for amounts that exceed the principal amount of the obligation. By settling the convertible notes obligation either partially or wholly in shares of our common stock, we could favorably affect our leverage levels.

        In May 2020, as part of the Deleveraging Plan, and to enable us to further focus on our core asset portfolio, we sold certain non-strategic assets located in Pennsylvania and West Virginia for an aggregate purchase price of $125 million. The transaction includes potential contingent consideration of up to an additional $20 million, payable based on certain future commodity price targets. Proceeds from the sale, along with a portion of the net proceeds from the convertible notes offering and income tax refunds received during the second quarter of 2020, were used to fully repay our term loan that was scheduled to mature in May 2021.

        In August 2020, we completed a cash tender offer (the Tender Offer) for any and all of our outstanding 4.875% senior notes due 2021 (the 2021 notes). Pursuant to the Tender Offer, we repurchased $101.5 million aggregate principal amount of the 2021 notes, leaving $143.9 million aggregate principal amount of the 2021 notes outstanding upon completion of the Tender Offer. In the fourth quarter of 2020, we may redeem or repurchase all or a portion of the remaining 2021 notes and a portion of our other debt securities, through cash purchases in the open market, tender offers or privately negotiated transactions.

        The successful execution of the Deleveraging Plan is based on our current expectations, including with respect to matters beyond our control, and is subject to change. There can be no assurance that we will be able to find attractive asset monetization opportunities or that such transactions or debt repayments or refinancings will be completed on our anticipated timeframe, if at all. Furthermore, our estimated value for the assets to be monetized under the Deleveraging Plan involves multiple assumptions and judgments about future events that are inherently uncertain; accordingly, there can be no assurance that the resulting net cash proceeds from asset monetization transactions will be as anticipated, even if such transactions are consummated. Some of the factors that could affect our ability to successfully execute the Deleveraging Plan include changes in the financial condition or prospects of prospective purchasers and the availability of financing to potential purchasers on reasonable terms, if at all, the number of prospective purchasers, the number of competing assets on the market, unfavorable economic conditions, industry trends and changes in laws and regulations. If we are not able to successfully execute the Deleveraging Plan or otherwise reduce debt to a level we believe appropriate, our credit ratings may be lowered, we may reduce or delay our planned capital expenditures or investments, and we may revise or delay our strategic plans.

COVID-19 and Oil Price War

        The energy industry has recently experienced two significant external stimuli that have impacted, and are anticipated to continue impacting, both day-to-day operations and the macro environment. The novel coronavirus, or COVID-19, pandemic and voluntary and mandatory quarantines, travel restrictions and other restrictions throughout the United States and other parts of the world have resulted in decreased demand for natural gas, NGLs and oil. Additionally, in March 2020, the group of oil producing nations known as OPEC+ failed to reach an agreement over proposed oil production cuts stemming from the decrease in global demand for oil in light of the COVID-19 pandemic (the oil price war). Although the members of OPEC+ eventually reached an agreement to reduce their oil production beginning in May 2020 and continuing through April 2022, there remains significant uncertainty regarding the future actions of OPEC+, its members and other state-controlled oil companies related to oil price and production controls, including anticipated increases in supply from Russia and other members of OPEC+, particularly Saudi Arabia.

        To date, we have experienced limited operational impacts as a direct result of work from home restrictions or COVID-19. As a "life-sustaining" business under the guidelines issued by each of the states in which we operate, we have been allowed to continue operations, provided that non-essential personnel have been required to work from home. One of the primary actions taken by our management team over the past 12 months has been the establishment of a digital work environment, which has allowed us to maintain the engagement and connectivity of our personnel as well as minimize the number of employees required in the office and field.

        Similarly, we have had, and expect to have, limited direct operational impacts from the oil price war. The oversupply of oil and NGLs resulting from the demand destruction attributable to the COVID-19 pandemic is anticipated by some market participants to result in a lack of storage capacity and ultimately the shutting in of certain oil and NGLs production. We have limited oil and NGLs exposure, with approximately 95% of our production being natural gas.

        The prices for natural gas, NGLs and oil have historically been volatile; however, the volatility in the prices for these commodities has substantially increased as a result of recent world developments in 2020. Oil prices in particular drastically fell in March 2020, and, although prices have since risen from historic lows in April 2020, oil prices continue to be depressed. However, forward strip pricing for natural gas has increased meaningfully compared to strip prices prior to the COVID-19 pandemic and oil price war, with the principal contributing factor believed to be the market expectation that supply decreases in associated natural gas (defined as natural gas produced as a byproduct of principally oil production activities) as a result of reduced or curtailed operations in oil basins will more than offset reduced demand for natural gas as a result of the COVID-19 pandemic. The impact of these recent developments on natural gas prices and our business are unpredictable, and there is no assurance that natural gas prices will remain at elevated prices or that any positive impact from the oil price war will outweigh the negative impact from reduced demand for natural gas as a result of the COVID-19 pandemic or other factors. See the section captioned Part II, Item 1A., "Risk Factors—The novel coronavirus, or COVID-19, pandemic has affected and may materially adversely affect, and any future outbreak of any other highly infectious or contagious diseases may materially adversely affect, our operations, financial performance and condition, operating results and cash flows" in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020.

Strategic Volume Production Curtailments

        In May 2020, we made the strategic decision to temporarily curtail approximately 1.4 Bcf per day of gross production, equivalent to approximately 1.0 Bcf per day of net production, which remained shut-in through the remainder of the second quarter of 2020. In early July 2020, we began a moderated approached to bring back on-line production that had been curtailed. In early September 2020, we strategically curtailed approximately 0.6 Bcf per day of gross production, equivalent to approximately 0.4 Bcf per day of net production. Beginning in October 2020, we began a phased approach to bringing these volumes back on-line, and all production has since been returned to sales. We believe our 2020 curtailments have been value accretive, as the deferred production may be monetized at a higher forward commodity price.

Pending Chevron Acquisition

        On October 23, 2020, we entered into a purchase and sale agreement (the PSA) with Chevron U.S.A. Inc. (Chevron), pursuant to which we agreed to acquire (the Chevron Acquisition) Chevron's upstream and midstream assets located in the Appalachian Basin (the Chevron Assets) for an aggregate cash purchase price of $735 million, subject to certain purchase price adjustments to be calculated as of the closing date. The PSA contains customary representations and warranties, covenants and indemnification provisions and has an effective date of July 1, 2020.

        The Chevron Assets include approximately 335,000 net Marcellus acres, approximately 55,000 of which we would classify as core developed acres and approximately 70,000 of which we would classify as core undeveloped acres. The Chevron Assets also include approximately 400,000 net undeveloped Utica acres. We believe the undeveloped acreage to be acquired in the Chevron Acquisition will add approximately 200,000 net feet of pay(1) to our existing development schedule.

        The Chevron Assets are currently producing approximately 450 net MMcfe per day (approximately 75% natural gas and approximately 25% liquids) from approximately 550 gross wells. We believe the proved developed producing (PDP) reserves to be acquired in the Chevron Acquisition have a PV10 (pre-tax discounted future net cash flows) of approximately $835 million.(2) In addition, the Chevron Assets include an extensive inventory of approximately 100 work-in-process wells at various stages in the development cycle, which have approximately $270 million invested into them to date. We have hedged a large portion of the expected gas production from the Chevron Assets for the next several years, with approximately 75%, 65% and 55% of the expected gas production hedged in the first, second and third year, respectively, after the consummation of the Chevron Acquisition.

        The Chevron Assets also include a 31% ownership interest in the Laurel Mountain Midstream gathering assets, which are operated by The Williams Companies, Inc., and two water systems that provide both fresh and produced water handling capabilities, which water systems have approximately $100 million invested into them to date.

        We expect to partially fund the purchase price of the Chevron Acquisition with the net proceeds from this offering and the remainder of the purchase price from a combination of cash on hand, borrowings under our revolving credit facility and/or the net proceeds from an offering of up to $350 million aggregate principal amount of senior notes (the Potential Notes Offering). We currently expect to commence the Potential Notes Offering shortly after the pricing of this offering, subject to

(1)
Feet of pay refers to anticipated horizontal feet expected to be developed in a formation that we believe are capable of producing hydrocarbons in commercial quantities. These indications of "pay" may not necessarily forecast the amount of future production or reserve quantities from the wells, which can be dependent upon numerous other factors.

(2)
PV10 is a non-GAAP measure and should not be considered as an alternative to standardized measure, the most directly comparable GAAP financial measure. Our management believes that the presentation of PV10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies without regard to the specific tax characteristics of such companies and may provide a useful point of reference to analyze the relative value and size of the Chevron Acquisition and the PDP reserves associated therewith (the Chevron PDP reserves). PV10 does not represent an estimate of the fair market value of the Chevron PDP reserves. Actual future net cash flows from the Chevron PDP reserves will be affected by factors such as the actual prices we receive for natural gas, NGLs and oil, the amount, timing and cost of actual production and changes in governmental regulations or taxation. The timing of both our production and our incurrence of expenses in connection with the development and production of the properties will affect the timing and amount of actual future net revenues from the Chevron PDP reserves, and thus their actual present value. We have not provided the standardized measure for the Chevron PDP reserves or a reconciliation of PV10 to standardized measure as neither are available without unreasonable effort. Standardized measure includes the effects of estimated future income tax expenses on future net revenues; such taxes may be significant and are difficult to project with a reasonable degree of accuracy.

market conditions and other factors. However, we cannot assure you that the Potential Notes Offering will be completed or, if completed, on what terms it will be completed. This offering is not conditioned on the consummation of the Potential Notes Offering, and the Potential Notes Offering is not conditioned on the consummation of this offering. If the Potential Notes Offering is commenced, any notes will be offered by means of a separate prospectus supplement or offering memorandum and not by means of this prospectus supplement.

        We expect to close the Chevron Acquisition late in the fourth quarter of 2020, subject to the satisfaction of customary closing conditions, although we cannot assure you that we will complete the Chevron Acquisition on the terms contemplated or at all. Please read the "Risk Factors—Risks Related to the Chevron Acquisition" section in this prospectus supplement for more information on the Chevron Acquisition and the risks related thereto. This offering is not conditioned on the consummation of the Chevron Acquisition, and the Chevron Acquisition is not conditioned on the consummation of this offering or the Potential Notes Offering. If the Chevron Acquisition is not consummated, we intend to use the net proceeds from this offering to repay or redeem outstanding indebtedness, including those with near-term maturities, and for general corporate purposes.

        On October 23, 2020, in connection with the entry into the PSA, we also entered into a commitment letter with Citigroup Global Markets Inc., Credit Suisse AG and Bank of America, N.A. and certain of their affiliates, pursuant to which such banks committed to provide, subject to the terms and conditions set forth therein, up to $350.0 million of senior unsecured bridge loans (the Bridge Facility), the proceeds of which may be used to pay a portion of the purchase price for the Chevron Acquisition. We intend to issue the common stock in this offering and/or the senior notes in the Potential Notes Offering in lieu of borrowing under the Bridge Facility.

 The Offering

Issuer	EQT Corporation.
Shares of common stock offered by us	20,000,000 shares (23,000,000 shares if the underwriters exercise in full their option to purchase additional shares).
Option to purchase additional shares	We have granted the underwriters an option to purchase up to an additional 3,000,000 shares.
Shares of common stock to be outstanding immediately after this offering	275,598,827 shares (278,598,827 shares if the underwriters exercise in full their option to purchase additional shares), based on 255,598,827 shares outstanding as of October 26, 2020.

This excludes (i) approximately 13.6 million shares of common stock reserved for issuance pursuant to our equity compensation plans, of which approximately 0.9 million shares were reserved for issuance under our 2009 Dividend Reinvestment and Stock Purchase Plan, and approximately 0.5 million shares were reserved for issuance under the Employee Stock Ownership Plan (ESOP) portion of the Employee Savings Plan and (ii) 40.0 million shares of common stock reserved for issuance pursuant to our outstanding convertible notes, in each case as of October 26, 2020.

Use of proceeds

We estimate that, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, we will receive approximately $               million of net proceeds from this offering, or $               million if the underwriters exercise in full their option to purchase additional shares. We expect to partially fund the purchase price of the Chevron Acquisition with the net proceeds from this offering and the remainder of the purchase price from a combination of cash on hand, borrowings under our revolving credit facility and/or the net proceeds from the Potential Notes Offering. However, the consummation of this offering is not conditioned upon the completion of the Chevron Acquisition or the Potential Notes Offering, and the consummation of this offering is not a condition to the completion of the Chevron Acquisition or the Potential Notes Offering.

There can be no assurance that we will complete the Chevron Acquisition on the terms described herein or at all. If the Chevron Acquisition is not consummated, we intend to use the net proceeds from this offering to repay or redeem outstanding indebtedness, including those with near-term maturities, and for general corporate purposes. Please read the "Use of Proceeds" section in this prospectus supplement.

Dividend policy

While we have historically paid quarterly dividends on our common stock, in March 2020, we suspended our quarterly dividend to focus on strengthening our balance sheet. We intend to retain any earnings to finance our operations and address near-term debt maturities, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our Board of Directors may deem relevant.

Risk factors

See the "Risk Factors" section in this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section captioned Part I, Item 1, "Risk Factors" beginning on page 20 of our Annual Report on Form 10-K for the year ended December 31, 2020, as updated by the sections captioned Part II, Item 1A, "Risk Factors" in our subsequently filed Quarterly Reports on Form 10-Q, for a discussion of the factors you should carefully consider before deciding to invest in the common stock.

Listing and trading symbol	Our common stock is traded on the NYSE under the symbol "EQT."
Transfer agent and registrar	Computershare Trust Company, N.A.

        Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise by the underwriters of their option to purchase additional shares.

Selected Historical Consolidated Financial Data of EQT

        You should read the summary historical consolidated financial data set forth below in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and the consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. We derived the following summary historical financial statement of consolidated operations data and summary historical cash flow data for the years ended December 31, 2019, 2018 and 2017 and the summary historical balance sheet data as of December 31, 2019 and 2018 from our audited consolidated financial statements, and we derived the following summary historical financial statement of consolidated operations data and summary historical cash flow data for the nine months ended

September 30, 2020 and 2019 and the summary historical balance sheet data as of September 30, 2020 from our unaudited consolidated financial statements.

	Years ended December 31,			Nine months ended September 30,
(dollars in thousands)	2019	2018	2017	2020	2019
				(unaudited)
Statements of consolidated operations
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$3,791,414	$4,695,519	$2,651,318	$1,812,965	$2,941,767
Gain (loss) on derivatives not designated as hedges	616,634	(178,591)	390,021	(11,320)	455,952
Net marketing services and other	8,436	40,940	49,681	4,613	7,282

Total operating revenues	4,416,484	4,557,868	3,091,020	1,806,258	3,405,001
Operating expenses:
Transportation and processing	1,752,752	1,697,001	1,164,783	1,273,161	1,314,172
Production	153,785	195,775	181,349	118,379	117,545
Exploration	7,223	6,765	17,565	4,959	6,356
Selling, general and administrative	253,006	284,220	208,986	134,609	214,562
Depreciation and depletion	1,538,745	1,569,038	970,985	1,021,649	1,154,519
Impairment/loss on sale/exchange of long-lived assets	1,138,287	2,709,976	—	102,721	13,935
Impairment of intangible assets and goodwill	15,411	530,811	—	—	15,411
Impairment and expiration of leases	556,424	279,708	7,552	145,496	127,719
Amortization of intangible assets	35,916	41,367	5,400	22,433	28,439
Transaction, proxy and reorganization	117,045	26,331	152,188	6,600	102,386

Total operating expenses	5,568,594	7,340,992	2,708,808	2,830,007	3,095,044

Operating (loss) income	(1,152,110)	(2,783,124)	382,212	(1,023,749)	309,957
Gain on Equitrans Share Exchange	—	—	—	(187,223)	—
Loss on investment in Equitrans Midstream Corporation	336,993	72,366	—	303,844	276,779
Dividend and other (income) expense	(91,483)	(7,017)	2,987	(31,204)	(67,592)
Loss on debt extinguishment	—	—	12,641	20,712	—
Interest expense	199,851	228,958	167,971	196,914	154,785

(Loss) income from continuing operations before income taxes	(1,597,471)	(3,077,431)	198,613	(1,326,792)	(54,015)
Income tax (benefit) expense	(375,776)	(696,511)	(1,188,416)	(295,938)	(9,244)

(Loss) income from continuing operations	(1,221,695)	(2,380,920)	1,387,029	(1,030,854)	(44,771)
Income from discontinued operations, net of tax	—	373,762	471,113	—	—

Net (loss) income	(1,221,695)	(2,007,158)	1,858,142	(1,030,854)	(44,771)
Less: Net income from discontinued operations attributable to noncontrolling interests	—	237,410	349,613	—	—

Net (loss) income attributable to EQT Corporation	$(1,221,695)	$(2,244,568)	$1,508,529	$(1,030,854)	$(44,771)

Amounts attributable to EQT Corporation:
(Loss) income from continuing operations	$(1,221,695)	$(2,380,920)	$1,387,029	$(1,030,854)	$(44,771)
Income from discontinued operations, net of tax	—	136,352	121,500	—	—

Net (loss) income attributable to EQT Corporation	$(1,221,695)	$(2,244,568)	$1,508,529	$(1,030,854)	$(44,771)

	Years ended December 31,			Nine months ended September 30,
(dollars in thousands)	2019	2018	2017	2020	2019
				(unaudited)
Statements of consolidated cash flows
Net cash provided by (used in):
Operating activities	$1,851,704	$2,976,256	$1,637,698	$1,131,577	$1,633,854
Investing activities	(1,601,142)	(3,979,104)	(4,202,070)	(622,708)	(1,256,210)
Financing activities	(249,453)	859,020	1,533,147	(499,797)	(373,589)

	As of December 31,
			As of September 30, 2020
(dollars in thousands)	2019	2018
			(unaudited)
Consolidated balance sheets
Total assets	$18,809,227	$20,721,344	$17,574,735
Net property, plant and equipment	16,155,490	17,392,507	15,557,417
Long-term debt, including current portion	5,292,979	5,497,381	4,730,950
Total shareholders' equity	9,803,588	10,958,229	8,845,809

RISK FACTORS

        Any investment in shares of our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein before deciding whether to purchase our common stock. In particular, you should carefully consider, among other things, the risks to our business and other matters discussed under the section captioned Part I, Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the sections captioned Part II, Item 1A, "Risk Factors" in our subsequently filed Quarterly Reports on Form 10-Q. If any such risks and uncertainties actually occur, you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations and result in a loss of all or part of your investment.

Risks Related to the Chevron Acquisition

We may not consummate the Chevron Acquisition or the Potential Notes Offering, and this offering is not conditioned on the consummation of the Chevron Acquisition or the Potential Notes Offering.

        We intend to use the net proceeds from this offering, along with a combination of cash on hand, borrowings under our revolving credit facility and/or the net proceeds from the Potential Notes Offering, to fund the purchase price of the Chevron Acquisition. However, the consummation of the Chevron Acquisition is subject to various customary and other closing conditions, some of which are beyond our control, and we cannot assure you that the Chevron Acquisition will be consummated. Further, we may not consummate the Potential Notes Offering, which is subject to market conditions and other factors.

        This offering is not conditioned on the consummation of the Chevron Acquisition or the Potential Notes Offering. Therefore, upon the closing of this offering, you will become a holder of our common stock regardless of whether the Chevron Acquisition or the Potential Notes Offering is consummated, delayed, modified or terminated. If the Chevron Acquisition or the Potential Notes Offering is delayed or terminated or consummated on terms different than those described herein, the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the Chevron Acquisition and the Potential Notes Offering will be consummated on the terms described herein.

        In addition, if the Chevron Acquisition is not consummated, our management will have broad discretion in the application of the net proceeds from this offering and could apply the proceeds in ways that you or other shareholders may not approve. In addition, if the Potential Notes Offering is not consummated, our management will have broad discretion in the source of funds for the remaining portion of the purchase price for the Chevron Acquisition, and could draw upon such other sources of funds in ways that you or other shareholders may not approve. In either event, the market price of our common stock could be adversely affected.

If the Chevron Acquisition is consummated, we may be unable to successfully integrate the Chevron Assets into our business or achieve the anticipated benefits of the Chevron Acquisition.

        Our ability to achieve the anticipated benefits of the Chevron Acquisition will depend in part upon whether we can integrate the Chevron Assets and their operations into our existing business in an efficient and effective manner. We may not be able to accomplish this integration process successfully. The successful acquisition of producing properties, including the Chevron Assets, requires an assessment of several factors, including:

  •
  recoverable reserves;

  •
  future natural gas and oil prices and their appropriate differentials;

  •
  availability and cost of transportation of production to markets;

  •
  availability and cost of drilling equipment and of skilled personnel;

  •
  development and operating costs including access to water and potential environmental and other liabilities; and

  •
  regulatory, permitting and similar matters.

        The accuracy of these assessments is inherently uncertain. In connection with these assessments, we have performed a review of the subject properties that we believe to be generally consistent with industry practices. The review was based on our analysis of historical production data, assumptions regarding capital expenditures and anticipated production declines without review by an independent petroleum engineering firm. Data used in such review was furnished by the seller or obtained from publicly available sources. Our review may not reveal all existing or potential problems or permit us to fully assess the deficiencies and potential recoverable reserves for all of the acquired properties, and the reserves and production related to the Chevron Assets may differ materially after such data is reviewed by an independent petroleum engineering firm or further by us. Inspections will not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or a portion of the underlying deficiencies. We are often not entitled to contractual indemnification for environmental liabilities and acquire properties on an "as is" basis, and, as is the case with certain liabilities associated with the assets to be acquired in the Chevron Acquisition, we are entitled to indemnification for only certain environmental liabilities. The integration process may be subject to delays or changed circumstances, and we can give no assurance that the Chevron Assets will perform in accordance with our expectations or that our expectations with respect to integration or cost savings as a result of the Chevron Acquisition will materialize.

We will incur significant transaction and acquisition-related costs in connection with the Chevron Acquisition.

        We expect to incur significant costs associated with the Chevron Acquisition and integrating the Chevron Assets within our operations. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the Chevron Assets, should allow us to offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term or at all.

Failure to complete the Chevron Acquisition could negatively impact our future business and financial results.

        If the Chevron Acquisition is not completed or if there are significant delays in completing the Chevron Acquisition, our future business and financial results and the trading price of our common stock could be negatively affected. In particular, there may be negative reactions from the financial markets due to the fact that current prices of our common stock may reflect a market assumption that the Chevron Acquisition will be completed.

In addition to the proceeds from this offering, we expect to fund a portion of the purchase price of the Chevron Acquisition with the net proceeds from the Potential Notes Offering.

        In addition to the proceeds from this offering, we expect to fund the purchase price of the Chevron Acquisition from a combination of cash on hand, borrowings under our revolving credit facility and/or the net proceeds from the Potential Notes Offering. To the extent we incur additional debt, the risks associated with our leverage may be exacerbated.

Risks Related to this Offering and our Common Stock

The price of our common stock in this offering may not be indicative of the market price of our common stock after this offering and may fluctuate significantly.

        The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Factors that may affect the market price of our common stock include changes in market prices of natural gas, NGLs and oil; announcements relating to significant corporate transactions; fluctuations in our quarterly and annual financial results; operating and stock price performance of companies that investors deem comparable to us; and changes in government regulation or proposals relating to us. In addition, the U.S. securities markets have experienced significant price and volume fluctuations, and these fluctuations often have been unrelated to the operating performance of companies in these markets. Any volatility of, or a significant decrease in, the market price of our common stock could also negatively affect our ability to make acquisitions using common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management's attention and resources, which could negatively affect our financial results.

Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could reduce the market price of our common stock.

        Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock. We are unable to predict the effect that such sales may have on the prevailing market price of our common stock.

        Subject to certain exceptions described in the "Underwriting" section of this prospectus supplement, we, our directors and executive officers have agreed to enter into lock-up agreements with the representatives of the underwriters of this offering pursuant to which we and they have agreed, or will agree, that we and they will not dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock for a period of 45 days after the date of this prospectus supplement. Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC may permit us or our directors and executive officers to sell shares prior to the end of the lock-up period. Sales of a substantial number of such shares upon expiration of, or the perception that such sales may occur, or early release of the securities subject to, the lock-up agreements, could cause our stock price to fall or make it more difficult for you to sell common stock at a time and price that you deem appropriate.

        We may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and growth plans, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the exercise of options or the conversion of our convertible senior notes or for other reasons. Future sales or issuances of shares of our common stock or other equity securities, or the availability of shares of common stock or such other equity securities for future sale or issuance, may negatively affect the trading price of our common stock. No prediction can be made as to the effect, if any, that future sales or issuance of shares of our common stock or other equity or equity-linked securities will have on the trading price of our common stock.

Investors in this offering may experience future dilution.

        In order to raise additional capital, effect acquisitions or for other purposes, we may in the future offer additional shares of our common stock or other securities convertible into, or exchangeable for, our common stock at prices that may be less than the price per share of this offering. We have an effective shelf registration statement from which additional shares of common stock and other securities can be offered. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. If the price per share at which we sell additional shares of our common stock or related securities in future transactions is less than the price per share in this offering, investors who purchase our common stock in this offering will suffer a dilution of their investment. In addition, equity awards under our share-based compensation plans may cause further dilution.

We have recently suspended dividends on our common stock, and consequently, our shareholders' ability to achieve a return on their investment will depend on appreciation in the price of our common stock.

        While we have historically paid quarterly dividends on our common stock, in March 2020, we suspended our quarterly dividend to focus on strengthening our balance sheet. We intend to retain any earnings to finance our operations and address near-term debt maturities, and we do not anticipate paying any cash dividends in the foreseeable future. As a result, a holder of our common stock may only receive a return on its investment if the market price of our common stock increases.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

        Our governing documents authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our Board of Directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

The terms of any future preferred equity or debt financing may give holders of any preferred securities or debt securities rights that are senior to the rights of our common shareholders or impose more stringent restrictions on our operations.

        If we incur additional debt or raise equity through the issuance of preferred stock or convertible securities, the terms of the debt or the preferred stock issued may give the holders rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on our operations. If we raise funds through the issuance of additional equity, the ownership percentage of our existing shareholders would be diluted.

Our governing documents contain anti-takeover provisions that could delay or discourage takeover attempts that shareholders may consider favorable.

        Our governing documents contain a number of provisions relating to corporate governance and to the rights of shareholders. Certain of these provisions may have a potential "anti-takeover" effect by delaying, deferring or preventing a change of control of us. In addition, certain provisions of Pennsylvania law may have a similar effect. See the "Description of Capital Stock—Anti-Takeover Effect of Our Governing Documents and Pennsylvania Business Corporation Law" section in the accompanying prospectus for more information regarding these provisions.

 USE OF PROCEEDS

        We estimate that, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, we will receive approximately $             million of net proceeds from this offering, or $             million if the underwriters exercise in full their option to purchase additional shares. We expect to partially fund the purchase price of the Chevron Acquisition with the net proceeds from this offering and the remainder of the purchase price from a combination of cash on hand, borrowings under our revolving credit facility and/or the net proceeds from the Potential Notes Offering.

        However, the consummation of this offering is not conditioned upon the completion of the Chevron Acquisition or the Potential Notes Offering, and the consummation of this offering is not a condition to the completion of the Chevron Acquisition or the Potential Notes Offering. There can be no assurance that we will complete the Chevron Acquisition on the terms described herein or at all. Please read the "Summary—Recent Developments—Pending Chevron Acquisition" section in this prospectus supplement for more information regarding the Chevron Acquisition.

        If the Chevron Acquisition is not consummated, we intend to use the net proceeds from this offering to repay or redeem outstanding indebtedness, including those with near-term maturities, and for general corporate purposes. If the Chevron Acquisition is not consummated and we use the net proceeds from this offering to repay or redeem outstanding indebtedness, certain of the underwriters or their respective affiliates may be holders of the indebtedness repaid or redeemed with the net proceeds from this offering and, accordingly, may receive a portion of the net proceeds from this offering upon such repayment or redemption.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2020:

  •
  on a historical basis; and

  •
  on an as adjusted basis to give effect to this offering (assuming no exercise of the underwriters' option to purchase additional shares) and the application of the net proceeds therefrom to fund a portion of the purchase price of the Chevron Acquisition.

        The following table does not give effect to the Potential Notes Offering or the use of cash on hand or borrowings under our revolving credit facility to fund a portion of the purchase price of the Chevron Acquisition.

        This table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and the consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the "Use of Proceeds" section in this prospectus supplement.

	As of September 30, 2020
	Historical	As Adjusted
	(in thousands)
Cash and cash equivalents(1)	$13,668		$13,668

Debt(1)(2):
Current portion of debt	$33,363		$33,363
Credit facility borrowings(3)	244,500		244,500
Senior notes	4,351,917		4,351,917
Note payable to EQM Midstream Partners, LP	101,170		101,170

Total debt	$4,730,950		$4,730,950
Shareholders' equity:
Common stock, no par value; 640,000 shares authorized; 257,003 shares issued (historical) and 277,003 shares issued (as adjusted)	$7,895,628	$
Treasury stock, shares at cost; 1,658 shares	(29,347)		(29,347)
Retained earnings	984,571		984,571
Accumulated other comprehensive loss	(5,043)		(5,043)

Total shareholders' equity	$8,845,809	$

Total capitalization	$13,576,759	$

(1)
In addition to the net proceeds from this offering, we expect to fund the purchase price of the Chevron Acquisition from a combination of cash on hand, borrowings under our revolving credit facility and/or net proceeds from the Potential Notes Offering, none of which are reflected in the table above.

(2)
Net of unamortized discount and debt issuance costs of approximately $40.1 million.

(3)
The Company has a $2.5 billion revolving credit facility that expires in July 2022. For the three months ended September 30, 2020, the maximum amount of outstanding borrowings at any time was approximately $399 million and the average daily balance was approximately $149 million. As of October 26, 2020, there were $519.5 million of outstanding borrowings (approximately $92 million of which were applied toward the purchase price of the Chevron Acquisition and approximately $401 million of which were used to fund margin deposits) and approximately $0.8 billion of letters of credit outstanding thereunder. Of the approximately $401 million of margin deposits, approximately $240 million were margin deposit requirements on the Company's over the counter (OTC) derivative instruments; changes in credit ratings, as well as other factors such as natural gas prices, may affect margin deposit requirements on the Company's OTC derivative instruments.

 DIVIDEND POLICY

        While we have historically paid quarterly dividends on our common stock, in March 2020, we suspended our quarterly dividends to focus on strengthening our balance sheet. We intend to retain any earnings to finance our operations and address near-term debt maturities, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our Board of Directors may deem relevant.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

        The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below), but does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the Code), (generally, for investment purposes). All prospective investors that are considering the purchase of our common stock are urged to consult their own tax advisors regarding the application of U.S. federal income tax laws to their particular situations and the applicability and effect of U.S. federal estate and gift tax laws and any state, local or non-U.S. tax laws and treaties.

        This summary is based on the current provisions of the Code, final, temporary and proposed Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions and published positions of the Internal Revenue Service (IRS), all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought and will not seek any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

        This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

  •
  banks, insurance companies or other financial institutions;

  •
  tax-exempt organizations or governmental organizations;

  •
  qualified foreign pension funds defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

  •
  brokers or dealers in securities or currencies;

  •
  traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

  •
  persons subject to the alternative minimum tax;

  •
  partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code;

  •
  "controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

  •
  individual citizens or residents of the United States;

  •
  certain former citizens or long-term residents of the United States;

  •
  persons subject to the anti-inversion rules of Section 7874 of the Code; and

  •
  persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, wash sale or other integrated investment or risk reduction transaction.

        PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

        For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership (or an investor therein) or any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of Section 7701(a)(3) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and the partner and upon certain determinations made at the partner level. Accordingly, we urge partnerships and partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

        We currently do not anticipate paying dividends on our common stock in the foreseeable future. If, however, we make cash or other property distributions on our common stock, other than certain pro rata distributions of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital, which will reduce the non-U.S. holder's tax basis in our common stock until such basis equals zero, and thereafter as capital gain from the sale or exchange of such common stock. See "—Gain on Disposition of Common Stock." Subject to the withholding requirements applicable to the ownership of common stock of a USRPHC (as defined below), under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any dividends paid to a non-U.S. holder on our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must generally provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. federal withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly completed and executed IRS Form W-8ECI (or other applicable or successor form) certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

        Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Gain on Disposition of Common Stock

        Subject to the discussion below under "—Backup Withholding and Information Reporting" and "—Additional Withholding Requirements Under FATCA," a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

  •
  the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

  •
  our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (USRPHC) for U.S. federal income tax purposes.

        A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

        A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include any effectively connected gain described in the second bullet point above.

        Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, provided that our common stock is and continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder's holding period for the common stock, more than 5% of our common stock will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock were not considered to be regularly traded on an established securities market, such non-U.S. holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition (and to any distributions treated as a non-taxable return of capital or capital gain from the sale or exchange of such common stock as described above under "—Distributions").

        Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

        Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E (or other applicable or successor form).

        Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate, which is currently 24%) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

        Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

        Non-U.S. holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

Additional Withholding Requirements Under FATCA

        Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (FATCA), impose a 30% withholding tax on any dividends paid on our common stock and (subject to the proposed U.S. Treasury regulations discussed below) on the gross proceeds from a disposition of our common stock, in each case, if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any "substantial United States owners" (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on a properly completed and executed IRS Form W-8BEN-E, or successor form, as applicable), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as a properly completed and executed IRS Form W-8BEN-E or successor form, as applicable). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on their investment in our common stock. Under proposed U.S. Treasury regulations that may be relied upon pending adoption of final U.S. Treasury regulations, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds paid from the sale or other disposition of our common stock is not expected to apply.

        INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters named below, for whom Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are acting as representatives, and each underwriter has severally agreed to purchase, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
BofA Securities, Inc.
Barclays Capital Inc.

Total	20,000,000

        The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. In addition, the underwriters may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers. After the initial offering of the shares, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

        The underwriters have an option to buy up to 3,000,000 additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	No exercise	Full exercise
Per Share	$	$
Total	$	$

        We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock, whether any of the transactions described in clause (i) or (ii) are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise, without the prior written consent of Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC for a period of 45 days after the date of this prospectus supplement (the Lock-Up Period), other than (i) the shares of our common stock to be sold hereunder, (ii) any shares of our common stock, options, or other securities issued under our existing management incentive plans or employee stock purchase programs, (iii) shares of our common stock, restricted stock, stock options, performance share units, phantom units or other stock performance awards issued under our benefit and compensation plans, provided that any such awards do not specifically, by their terms, vest during the Lock-up Period, (iv) shares of our common stock offered and sold in accordance with our 2009 Dividend Reinvestment and Stock Purchase Plan and (v) shares of our common stock (or securities convertible into or exchangeable for shares of our common stock) issued in an aggregate amount not to exceed, on a fully diluted basis, 5% of our outstanding common stock after giving effect to the issuance or sale of the common stock offered hereunder, in each case, in connection with the bona fide acquisition of technology, businesses, assets or property rights or the bona fide establishment of a strategic partnership or collaboration (including a joint venture) complementary to our business.

        Our executive officers and directors have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, will not, during the period ending 45 days after the date of this prospectus supplement, without the prior written consent of Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. These restrictions do not apply to the transfer of (A) shares of our common stock acquired in open market transactions after the completion of this offering, (B) shares of our common stock sold for the cashless exercise of options to purchase our common stock for any withholding taxes on the exercise thereof or to pay the exercise price thereof pursuant to our existing employee benefit plans or to pay any taxes on vesting of performance stock unit awards, (C) any or all shares of our common stock or other securities if the transfer is other than a disposition for value and is by (x) gift, will or intestacy, (y) to a trust for direct or indirect benefit of the officer or an immediate family member of such person or (z) distribution to partners, members or shareholders of such executive officer and (D) up to a specified number of shares of our common stock if the transfer is other than a disposition for value and is to an entity which is a non-profit or Section 501(c)(3) organization under the Code; provided that, in the case of any gift, disposition, transfer or distribution pursuant to clause (C), each transferee shall execute and deliver to Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC a lock-up letter in the form of this paragraph.

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than it is required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchase. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which the underwriters may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by an underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our stock, and may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $              million.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In addition, certain of the underwriters or their affiliates have committed as lenders under the Bridge Facility. Additionally, Barclays Capital Inc. is serving as a financial advisor to Chevron in connection with the Chevron Acquisition.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area

        In relation to each Member State of the European Economic Area and the United Kingdom (each, a Relevant State), an offer to the public of any shares may not be made in that Relevant State, except that an offer to the public in that Relevant State of any shares may be made at any time under the following exemptions under the Regulation (EU) 2017/1129 (as amended, the Prospectus Regulation):

  (a)
  to any legal entity which is a "qualified investor" as defined under the Prospectus Regulation;

  (b)
  to fewer than 150 natural or legal persons (other than "qualified investors" as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

  (c)
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation.

        In the case of any shares being offered to a financial intermediary as that term is used in Article 1(4) of the Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public, other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

        We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

United Kingdom

        In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, persons who are "qualified investors" (as defined in the Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the Order), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as "Relevant Persons". In the United Kingdom, the shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents.

Canada

        The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National

Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

        The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the SFO) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the CO) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made thereunder.

Singapore

        Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

  (a)
  to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the SFA)) pursuant to Section 274 of the SFA;

  (b)
  to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

  (c)
  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  (i)
  to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (ii)
  where no consideration is or will be given for the transfer;

  (iii)
  where the transfer is by operation of law;

  (iv)
  as specified in Section 276(7) of the SFA; or

  (v)
  as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

        In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are "prescribed capital markets products" (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

        The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any "resident" of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

LEGAL MATTERS

        The validity of the shares of our common stock being offered by this prospectus supplement and the accompanying prospectus and certain other legal matters will be passed upon for us by Kirkland & Ellis LLP, Houston, Texas and Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The consolidated financial statements of EQT Corporation and Subsidiaries appearing in our Annual Report on Form 10-K for the year ended December 31, 2019, including the schedule appearing therein, and the effectiveness of EQT Corporation and Subsidiaries' internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The information incorporated by reference into this prospectus supplement as of December 31, 2019 relating to the estimated quantities of our proved natural gas and oil reserves is derived from audit reports prepared by Ryder Scott Company, L.P., independent petroleum engineers, as stated in its audit reports with respect thereto. This information is incorporated by reference into this prospectus supplement in reliance upon the authority of such firm as experts with respect to the matters covered by their reports and the giving of their reports.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC's website at http://www.sec.gov.

        We make available, free of charge, on or through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to these reports, as soon as reasonably practicable after we electronically file such information with, or furnish such information to, the SEC. You may access these documents on the "Investors" page of our corporate website at http://www.eqt.com. Information on our website does not constitute part of this prospectus supplement, other than the documents we have filed with the SEC that are expressly incorporated by reference into this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" documents we file with the SEC into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus. If any statement in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

        We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the completion of the offering of all securities covered by this prospectus supplement (other than documents or information, in whole or in part, deemed to have been furnished and not filed in accordance with SEC rules):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2019 (filed on February 27, 2020), including the information specifically incorporated by reference therein from our definitive proxy statement on Schedule 14A filed with the SEC on March 10, 2020;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 (filed on May 7, 2020), June 30, 2020 (filed on July 27, 2020) and September 30, 2020 (filed on October 22, 2020);

  •
  our Current Reports on Form 8-K or 8-K/A filed on January 3, 2020, January 13, 2020, January 21, 2020, February 12, 2020, February 25, 2020, March 3, 2020, March 5, 2020, March 26, 2020, April 23, 2020, April 24, 2020, April 29, 2020, May 4, 2020, May 20, 2020, July 23, 2020, August 5, 2020 and August 12, 2020 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K and any related exhibit);

  •
  the description of our common stock set forth in Exhibit 99.1 to our Current Report on Form 8-K filed on July 15, 2019, including any amendment or report filed for the purpose of updating such description; and

  •
  the description of our 2020 Long-Term Incentive Plan set forth in Item No. 5 to our definitive proxy statement on Schedule 14A filed with the SEC on March 10, 2020.

        We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement or the accompanying prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement or the accompanying prospectus. You should direct requests for documents to:

EQT Corporation
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
Attention: William E. Jordan
Executive Vice President, General Counsel and Corporate Secretary
Telephone: (412) 553-5700

        In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreement and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

PROSPECTUS

EQT CORPORATION

Debt Securities

Preferred Stock

Common Stock

        EQT Corporation (EQT), from time to time, may offer, issue and sell unsecured debt securities, which may be senior, subordinated or junior subordinated debt securities, preferred stock and common stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. In addition, from time to time, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities. Our common stock is listed on the New York Stock Exchange (NYSE) and trades under the symbol "EQT."

        We and any selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will not receive any proceeds from the sale of securities by selling securityholders.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to the specific offering and, if applicable, the selling securityholders, will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities. See "Risk Factors" on page 1.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 10, 2019

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (SEC) using a "shelf" registration process. Under this shelf registration process, we may from time to time sell, in one or more offerings, any combination of securities described in this prospectus at prices and on other terms to be determined at the time of offering.

        This prospectus provides you with a general description of EQT and the securities that we may offer under this prospectus. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement or any related free writing prospectus that we prepare or authorize, you should rely on the information in the prospectus supplement or related free writing prospectus. You should carefully read this prospectus, any prospectus supplement, any free writing prospectus and the additional information described below under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

        In this prospectus, except as otherwise indicated, "EQT," the "Company," "we," "our" and "us" refer to EQT Corporation and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act). We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC's website at http://www.sec.gov.

        We make available, free of charge, on or through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to these reports, as soon as reasonably practicable after we electronically file such information with, or furnish such information to, the SEC. You may access these documents on the "Investors" page of our corporate website at http://www.eqt.com. Information on our website does not constitute part of this prospectus, other than the documents we have filed with the SEC that are expressly incorporated by reference into this prospectus.

        We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may obtain a copy of the registration statement through the SEC's website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" documents we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically

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modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference into this prospectus the documents listed below that we have filed with the SEC (File No 001-03551), and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding documents or information, in whole or in part, that are deemed to be furnished and not filed with the SEC) prior to the completion of the offering of all securities covered by the respective prospectus supplement:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (filed on February 14, 2019) and Amendment No. 1 to Form 10-K (filed on April 29, 2019);

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  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 (filed on April 25, 2019) and June 30, 2019 (filed on July 25, 2019);

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  our Current Reports on Form 8-K filed on January 7, 2019, January 22, 2019 (filed under Items 8.01 and 9.01), March 7, 2019 (as to Item 5.02 only), March 25, 2019, May 31, 2019, July 10, 2019, July 15, 2019, August 7, 2019, August 29, 2019, September 12, 2019, October 2, 2019 and October 7, 2019 (in each case to the extent filed and not furnished); and

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  the description of our common stock set forth in Exhibit 99.1 to our Current Report on Form 8-K filed on July 15, 2019, including any amendment or report filed for the purpose of updating such description.

        We will provide, without charge, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

EQT Corporation
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
Attention: William E. Jordan
Executive Vice President and General Counsel
Telephone: (412) 553-5700

        You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where such offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the information included in this prospectus, any prospectus supplement, any accompanying free writing prospectus and the documents we incorporate by reference may contain forward-looking statements within the meaning of Section 2IE of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements may give our expectations of plans, strategies, objectives and growth, contain projections of results of operations or of financial condition, or forecast future events. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as "anticipate," "estimate," "could," "would," "will," "may," "forecast," "approximate," "expect," "project," "intend," "plan," "believe" and other words of similar meaning in connection with any discussion of future operating or financial matters. The forward-looking statements included in this prospectus involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, you should not place undue reliance on forward-looking statements as a prediction of actual results. We based these forward-looking statements on then-current expectations and assumptions about future events. While we consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond our control. The risks and uncertainties that may affect the operations, performance and results of our business and forward-looking statements include, but are not limited to, those set forth in the "Risk Factors" section of this prospectus and in the documents that we have incorporated by reference herein, and include such matters as:

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  guidance regarding our strategy to develop our Marcellus, Utica, Upper Devonian and other reserves;

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  drilling plans and programs (including the number, type, depth, spacing, lateral lengths and location of wells to be drilled and the availability of capital to complete these plans and programs);

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  production and sales volumes (including liquids volumes) and growth rates;

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  production of free cash flow and our ability to reduce our drilling costs and capital expenditures;

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  infrastructure programs;

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  the cost, capacity, and timing of regulatory approvals;

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  monetization transactions, including asset sales, joint ventures or other transactions involving our assets;

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  acquisition transactions;

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  our ability to successfully implement and execute our management team's organizational, technological and operational initiatives, and achieve the anticipated results of such initiatives;

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  our ability to achieve the anticipated synergies, operational efficiencies and returns from the acquisition of Rice Energy Inc.;

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  our ability to achieve the anticipated operational, financial and strategic benefits of our spin-off of Equitrans Midstream Corporation;

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  the timing and structure of any dispositions of our approximately 19.9% interest in Equitrans Midstream Corporation, and the planned use of the proceeds from any such dispositions;

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  natural gas prices, changes in basis and the impact of commodity prices on our business;

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  reserves, including potential future downward adjustments and reserve life;

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  potential future impairments of our assets;

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  projected capital expenditures;

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  dividend amounts and rates;

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  liquidity and financing requirements, including funding sources and availability;

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  our ability to maintain or improve our credit ratings;

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  our hedging strategy; and

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  the effects of litigation, government regulation, and tax position.

        It is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, and the above list should not be considered to be a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

        In reviewing any agreements incorporated by reference in or filed with the registration statement of which this prospectus forms a part, please remember that such agreements are included to provide information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties to such agreements should those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs of us or our affiliates as of the date they were made or at any other time.

 EQT CORPORATION

        EQT is a natural gas production company with emphasis in the Appalachian Basin and operations throughout Pennsylvania, West Virginia and Ohio. EQT is the largest producer of natural gas in the United States, based on average daily sales volumes, with 21.8 Tcfe of proved natural gas, natural gas liquids and crude oil reserves across approximately 1.4 million gross acres, including approximately 1.1 million gross acres in the Marcellus play, many of which have associated deep Utica or Upper Devonian drilling rights, and approximately 0.1 million gross acres in the Ohio Utica play as of December 31, 2018. EQT's operations consist of one reportable segment. EQT has a single, company-wide management team that administers all properties as a whole, rather than by discrete operating segments. Substantially all of EQT's assets and operations are located in the Appalachian Basin.

        Our common stock is listed on the NYSE under the symbol "EQT." Our principal and executive offices are located at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, and our telephone number is (412) 553-5700. Our Internet address is http://www.eqt.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

        Investing in our securities involves risks. You should carefully consider the risks described under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus, as well as those risk factors contained in other reports we subsequently file with the SEC or that may be included in any applicable prospectus supplement, before making a decision to invest in our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus for general corporate purposes, which may include, among other things:

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  paying or refinancing all or a portion of our outstanding indebtedness or other corporate obligations; and

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  funding working capital, capital expenditures, or acquisitions.

        Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

        The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

 DESCRIPTION OF CAPITAL STOCK

General

        The description below summarizes certain general terms and provisions of our common stock. In addition, the description below summarizes certain general terms and provisions of our preferred stock. These summaries are subject to, and are qualified in their entirety by reference to: (i) our Restated Articles of Incorporation (the Articles); (ii) our Amended and Restated Bylaws (the Bylaws); (iii) the statement of designations that may be filed by us with respect to shares of any series of preferred stock that may be issued subsequent to the date hereof; and (iv) the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the PBCL). We encourage you to review complete copies of the Articles and the Bylaws, which we have filed as exhibits to this registration statement.

        Our authorized capital stock consists of: (i) 320,000,000 shares of common stock, no par value; and (ii) 3,000,000 shares of undesignated preferred stock.

Description of Common Stock

        Our authorized common stock consists of 320,000,000 shares. As of October 7, 2019, 255,643,475 shares of our common stock were issued and outstanding and we had 2,105 shareholders of record of our common stock.

        Each share of our common stock is entitled to one vote on all matters requiring a vote of shareholders and, subject to the rights of the holders of any outstanding shares of preferred stock, each shareholder is entitled to receive any dividends, in cash, securities or property, as our board of directors may declare. Shareholders do not have cumulative voting rights in elections of directors. All of our directors are elected annually and the board of directors is not separated into classes. A director nominee is elected to the board of directors at a meeting of shareholders if the votes cast "for" such nominee exceed the votes cast "against" such nominee (excluding abstentions), unless the number of nominees exceeds the number of directors to be elected, in which case the nominees receiving the highest number of votes up to the number of directors to be elected are elected. Pennsylvania law prohibits the payment of dividends or the repurchase of our shares if we are insolvent or if we would become insolvent after the dividend or repurchase. In the event of our liquidation, dissolution or winding up, either voluntarily or involuntarily, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to share pro-rata in all of our remaining assets available for distribution. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

        The rights of holders of our common stock may be materially limited or qualified by the rights of holders of preferred stock that we may issue in the future. Set forth below is a description of the Company's authority to issue preferred stock and the possible terms of that stock.

Miscellaneous

        The holders of shares of our common stock do not have preemptive rights or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. Holders of fully paid shares of our common stock are not subject to any liability for further calls or assessments. There are no restrictions on the alienability of our common stock and there are no provisions discriminating against any existing or prospective holder of our common stock as a result of such holder owning a substantial amount of the Company's securities other than as set forth below under "Anti-Takeover Effect of Our Governing Documents and Pennsylvania Business Corporation Law."

Transfer Agent and Registrar

        The transfer agent and registrar of our common stock is Computershare. Its address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is 800-589-9026. The transfer agent and registrar of our preferred stock will be designated in the prospectus supplement through which any such preferred stock is offered.

Listing

        Our common stock is listed on the NYSE under the symbol "EQT."

Description of Preferred Stock

        We currently have authorized 3,000,000 shares of undesignated preferred stock; there are no preferred shares issued and outstanding as of October 7, 2019. Under Pennsylvania law and our Articles, our board of directors is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval. Subject to limitations prescribed by Pennsylvania law, our Articles and our Bylaws, our board of directors can determine the number of shares constituting each series of preferred stock and the designation, preferences, qualifications, limitations, restrictions, and special or relative rights or privileges of that series. If the board of directors designates a series of preferred stock in the future, the statement of designation for the preferred stock will describe the terms of the preferred stock.

        Holders of preferred stock have no voting rights for the election of directors and have no other voting rights except as our board of directors may determine pursuant to its authority under our Articles with respect to any particular series of preferred stock and except as provided by law.

        If we offer a specific series of preferred stock in the future, we will describe the terms of the preferred stock in the applicable prospectus supplement for such offering. This description will include:

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  the distinctive serial designation of such series;

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  the annual dividend rate for such series, if any, and the date or dates from which dividends shall commence to accrue;

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  the redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;

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  the provisions for a sinking, purchase or similar fund, if any, for the redemption or purchase of shares of such series;

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  the preferential amount or amounts payable upon shares of such series in the event of our voluntary or involuntary liquidation;

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  the voting rights, if any, of such series;

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  the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of our securities into which such shares may be converted;

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  the relative seniority, parity or junior rank of such series with respect to other series of preferred stock then or thereafter to be issued;

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  the discussion of any restriction on the repurchase or redemption of shares of preferred stock by the Company while there is any arrearage in the payment of dividends or, if applicable, sinking fund installments, or, if there is no such restriction, will so state;

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  the discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock; and

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  any other specific terms, preferences, rights, privileges, limitations or restrictions of such series.

        While the terms we have summarized above may generally apply to any shares of preferred stock that we may offer, our board of directors will include the specific terms of each series of preferred stock in a statement of designation with respect to preferred stock that will be filed with the Pennsylvania Department of State, and we will describe the particular terms of any series of preferred stock that we may offer in more detail in the applicable prospectus supplement.

        The preferred stock that may be offered in the future will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Anti-Takeover Effect of Our Governing Documents and Pennsylvania Business Corporation Law

        Our Articles and Bylaws contain a number of provisions relating to corporate governance and to the rights of shareholders. Certain of these provisions may have a potential "anti-takeover" effect by delaying, deferring or preventing a change of control of us. In addition, certain provisions of Pennsylvania law may have a similar effect.

        Required Vote for Authorization of Certain Actions.    Our Articles require the vote of the holders of not less than 80% of the combined voting power of the then outstanding shares of capital stock of all classes and series entitled to vote generally in the annual election of directors, voting together as a single class, for approval of certain business combinations, including certain mergers, asset sales, security issuances, recapitalizations, reorganizations, reclassification of securities, liquidation or dissolution, or any agreement, plan, contract or other arrangement providing for such a transaction, involving us or our subsidiaries and certain acquiring persons (namely a person, entity or specified group which beneficially owns more than 10% of the then outstanding shares of our capital stock entitled to vote generally in an annual election of directors), unless such business combination has been approved by two-thirds of the continuing directors, or the aggregate amount of cash, together with the "fair market value" of other consideration, exceeds the "highest equivalent price" threshold and other procedural requirements specified in our Articles are met. In addition, any director or the entire board of directors may be removed from office by shareholder vote at any time, without assigning any cause, but only if shareholders entitled to cast at least 80% of the votes which all shareholders would be entitled to cast at an annual election of directors shall vote in favor of such removal.

        Required Vote for Amendment of Articles and Bylaws.    Except as may be specifically provided to the contrary in any provision in our Articles with respect to amendment or repeal of such provision, our Articles cannot be amended and no provision may be repealed by our shareholders without a vote of the holders of not less than 80% of the voting power of the then outstanding shares of our capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such amendment has been approved by two-thirds of the whole board of directors, in which event (unless otherwise expressly provided in our Articles) our Articles may be amended and any provision repealed by such shareholder approval as may be specified by law. Our board of directors may make, amend and repeal our Bylaws with respect to those matters which are not, by statute, reserved exclusively to our shareholders, subject to the power of our shareholders to change such action. No bylaw may be made, amended or repealed by our shareholders unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of our capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such amendment has been approved by two-thirds of the whole board of directors, in which event (unless otherwise expressly provided in our Articles or Bylaws) our Bylaws may be amended and any provision may be repealed by such shareholder approval as may be specified by law.

        Preferred Stock.    The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of our common stock.

        Anti-Takeover Law Provisions under the Pennsylvania Business Corporation Law.    We are subject to certain provisions of Chapter 25 of the PBCL, which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against us, including Section 2524, Section 2538, Subchapter 25E and Subchapter 25F of the PBCL.

        Under Section 2524 of the PBCL, shareholders cannot act by partial written consent except as permitted under our Articles.

        Section 2538 of the PBCL requires enhanced shareholder approval for certain transactions between us and an "interested shareholder" (defined as a shareholder who is a party to the transaction or is treated differently from other shareholders). Section 2538 applies if an interested shareholder (together with his, her or its affiliates) is to (i) be a party to a merger or consolidation, a share exchange or certain sales of assets involving us or one of our subsidiaries; (ii) receive a disproportionate amount of any securities of any corporation which survives or results from a division; (iii) be treated differently from others holding shares of the same class in a voluntary dissolution of such corporation; or (iv) have his or her percentage of voting or economic share interest in such corporation materially increased relative to substantially all other shareholders in a reclassification. Under these circumstances, the proposed transaction must be approved by the affirmative vote of the holders of shares representing at least a majority of the votes that all disinterested shareholders are entitled to cast with respect to such transaction. However, this special voting requirement will not apply where the proposed transaction has been approved in a prescribed manner by our board of directors or if certain other conditions, including the amount of consideration to be paid to certain shareholders, are satisfied or the transaction involves certain subsidiaries. This voting requirement is in addition to any other voting requirement under the PBCL, our Articles or our Bylaws.

        Under Subchapter 25E of the PBCL, if any person or group acting in concert acquires voting power over shares representing 20% or more of the votes which all of our shareholders would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder's shares at a price determined in an appraisal proceeding.

        Under Subchapter 25F of the PBCL, we may not engage in a merger, consolidation, share exchange, division, asset sale, disposition (in one transaction or a series of transactions) or a variety of other "business combination" transactions with a person which becomes the "beneficial owner" of shares representing 20% or more of the voting power in an election of our directors unless: (1) the business combination or the acquisition of the 20% interest is approved by our board of directors prior to the date the 20% interest is acquired; (2) the person beneficially owns at least 80% of our outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F; (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired; or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.

        We have elected to opt out of Subchapter 25G of the PBCL (which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition) and Subchapter 25H (which would have required a person or group to disgorge to us any profits received from a sale of our equity securities under certain circumstances).

        Advance Notice Requirements.    Our Bylaws require our shareholders to provide advance notice if they wish to submit a proposal or nominate candidates for director at our annual meeting of shareholders. These procedures provide that notice of shareholder proposals and shareholder nominations for the election of directors at our annual meeting must be in writing and received by our secretary at our principal executive offices at least 90, but not more than 120, days prior to the anniversary of the date of the prior year's annual meeting of shareholders; provided, however, that if we change the date of our annual meeting by more than 30 days from the anniversary date of the prior year's annual meeting, then such notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the later of (i) the close of business on the 90th day prior to such annual meeting or (ii) the close of business on the 10th day following the date that we publicly announce such annual meeting. In the case of a shareholder nomination, the notice submitted to the secretary must set forth information about the nominee and be accompanied by an original irrevocable conditional resignation in the event that such director, in an uncontested election, receives more votes "against" than "for" the director's election.

        Special Meetings of Shareholders.    Our Bylaws provide that a special meeting of shareholders may be called by the board of directors or by our chief executive officer. Shareholders do not have a right to call a special meeting under the current Bylaws or under the PBCL.

        Special Treatment for Specified Groups of Nonconsenting Shareholders.    Additionally, the PBCL permits an amendment of a corporation's articles of incorporation or other corporate action, if approved by shareholders generally, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters' rights.

        Exercise of Director Powers Generally.    The PBCL also provides that the directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in making decisions concerning takeovers or any other matters. The directors may consider, to the extent they deem appropriate, among other things, (1) the effects of any proposed action upon any or all groups affected by the action, including, among others, shareholders, employees, creditors, customers and suppliers, (2) the short-term and long-term interests of the corporation, (3) the resources, intent and conduct of any person or group seeking to acquire control of the corporation and (4) all other pertinent factors. The PBCL expressly provides that directors do not violate their fiduciary duties solely by relying on "poison pills" or the anti-takeover provisions of the PBCL. We do not currently have a "poison pill."

 DESCRIPTION OF DEBT SECURITIES

        We may offer unsecured debt securities, which may be senior, subordinated or junior subordinated and may be convertible. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture, dated as of March 18, 2008, between us and The Bank of New York Mellon, as trustee, as it may be amended and supplemented from time to time. We have summarized select portions of the indenture below. The summary is not complete, and is qualified in its entirety by reference to the indenture. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

        The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

Debt Securities

        The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

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  title and aggregate principal amount;

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  whether the securities will be senior, subordinated or junior subordinated;

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  applicable subordination provisions, if any;

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  conversion into or exchange for other securities;

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  percentage or percentages of principal amount at which such securities will be issued;

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  maturity date(s);

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  interest rate(s) or the method for determining the interest rate(s);

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  dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

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  redemption or early repayment provisions;

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  authorized denominations;

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  form;

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  amount of discount or premium, if any, with which such securities will be issued;

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  whether such securities will be issued in whole or in part in the form of one or more global securities;

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  identity of the depositary for global securities;

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  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

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  any covenants applicable to the particular debt securities being issued;

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  any defaults and events of default applicable to the particular debt securities being issued;

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  currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

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  the time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

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  securities exchange(s) on which the securities will be listed, if any;

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  whether any underwriter(s) will act as market maker(s) for the securities;

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  the extent to which a secondary market for the securities is expected to develop;

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  our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

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  provisions relating to covenant defeasance and legal defeasance;

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  provisions relating to satisfaction and discharge of the indenture;

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  any guarantor(s) or co-issuer(s);

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  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

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  any and all other terms of the series including any terms which may be required by or advisable under U.S. law or regulations or advisable in connection with the marketing of the debt securities; and

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  additional terms not inconsistent with the provisions of the indenture.

General

        One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

        Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked, will be set forth in the applicable prospectus supplement.

        The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee maintained in the Borough of Manhattan, the City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

 PLAN OF DISTRIBUTION

        We, and/or selling securityholders, if applicable, may sell the common stock, preferred stock or any series of debt securities being offered hereby in one or more of the following ways from time to time:

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  to underwriters or dealers for resale to the public or to institutional investors;

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  directly to institutional investors;

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  directly to a limited number of purchasers or to a single purchaser;

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  through agents to the public or to institutional investors; or

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  through a combination of any of these methods of sale.

        The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

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  the offering terms, including the name or names of any underwriters, dealers or agents; the purchase price of the securities and the net proceeds to be received by us from the sale;

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  any underwriting discounts, commissions or agency fees and other items constituting underwriters' or agents' compensation;

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  any public offering price;

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  any delayed delivery arrangements;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange on which the securities may be listed.

        If we, and/or selling securityholders, if applicable, use underwriters or dealers in the sale of securities, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

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  privately negotiated transactions;

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  at a fixed public offering price or prices, which may be changed;

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  in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

        Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

        We, and/or selling securityholders, if applicable, may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of common shares. The third party in such sale transactions will be an underwriter that will be identified in the applicable prospectus supplement or a post-effective amendment to this registration statement.

        If indicated in an applicable prospectus supplement, we, and/or selling securityholders, if applicable, may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We, and/or selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we pay for solicitation of these delayed delivery contracts.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

        Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or such other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the NYSE. Any common stock sold will be listed on the NYSE, upon official notice of issuance. Securities other than our common stock may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

        The validity of the securities being offered by this prospectus will be passed upon by Morgan, Lewis & Bockius, LLP, Pittsburgh, Pennsylvania. In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Morgan, Lewis & Bockius, LLP, Pittsburgh, Pennsylvania, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of EQT Corporation and Subsidiaries appearing in EQT Corporation's Annual Report on Form 10-K for the year ended December 31, 2018, including the schedule appearing therein, and the effectiveness of EQT Corporation and Subsidiaries' internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

        The information incorporated by reference into this prospectus as of December 31, 2018 relating to our estimated quantities of our proved natural gas and oil reserves is derived from an audit report prepared by Ryder Scott Company, L.P., independent petroleum engineers, as stated in its audit report with respect thereto. This information is incorporated by reference into this prospectus in reliance upon the authority of such firm as experts with respect to the matters covered by their report and the giving of their report.

20,000,000 shares

EQT Corporation

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup	Credit Suisse
BofA Securities	Barclays

October     , 2020